Contact: Susan B. Railey
         (301) 468-3120
         Sharon Bramell                     FOR IMMEDIATE RELEASE
         (301) 231-0351


                      AIM 85 DECLARES MONTHLY DISTRIBUTION
                       FOR DECEMBER OF 12.5 CENTS PER UNIT

                 Includes Mortgage Proceeds of 10 Cents Per Unit

                Total for the Fourth Quarter is 20 Cents Per Unit

                           ---------------------------


     ROCKVILLE, MD, December 19, 2003 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) today declared the monthly distribution for December 2003 in the amount of 12.5 cents per unit. Holders of record on December 31, 2003 will receive this amount as part of the fourth quarter distribution which will be paid on February 2, 2004.

The December distribution of 12.5 cents per unit includes the following:

o        2.5 cents per unit regular cash flow; and
o 10 cents per unit mortgage proceeds due to the prepayment of the mortgages on Rainbow Terrace Apartments and Village Knoll Apartments.

     Record dates for the AIM 85 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter. The total distribution of 20 cents per unit for the fourth quarter of 2003 includes three cents per unit regular cash flow for the months of October and November and 2.5 cents per unit regular cash flow for the month of December, plus 1.5 cents per unit representing assignment proceeds for the month of November and 10 cents per unit mortgage proceeds for the month of December.


                                      # # #